UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR THE REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

Notation Labs Inc.

(Exact name of registrant as specified in charter)

Nevada	87-2399728
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14646 North Kierland Blvd., Suite 270 Scottsdale, AZ 85254 480 397 1139
(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

with copies to:

Brunson Chandler & Jones, PLLC

175 S Main Street, Suite 1410

Salt Lake City, UT 84111

801-303-5730

chase@bcjlaw.com

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☒
Non-accelerated filer	☐	Emerging growth company	☒
Accelerated filer	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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FORWARD-LOOKING STATEMENTS

This Registration Statement and other publicly available documents, including the documents incorporated herein by reference, contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding:

•Expected operating results, such as revenue growth and earnings.

•Expectations of the effect on our financial condition of claims, litigation, contingent liabilities and governmental and regulatory investigations and proceedings.

•Strategy for customer retention, growth, product development, market position, financial results and reserves.

•Strategy for risk management.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking

Any forward-looking statement made by us in this Registration Statement is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Industry Data

Market data and certain industry forecasts used throughout this Registration Statement were obtained from our internal analyses, market research, publicly available information, and industry publications. Industry publications generally provide that the information contained in such publications has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The information in internal analyses, market research, and industry publications has not been independently verified by us, and we make no representation as to the accuracy of this information. All references in this Registration Statement to internal analyses, market research, industry publications, and other documents are qualified in their entirety by reference to the full text of those documents.

ITEM 1. BUSINESS.

Overview

Notation Labs, Inc. (“Notation”) was incorporated in the state of Nevada on August 28, 2020. The Company was formed as a wholly owned subsidiary of Trutankless, Inc., a Nevada corporation incorporated on March 7, 2008.

Our goal is to provide high quality products and educate consumers on water conservation in their everyday lives, to help protect water and other resources for future generations and improve water conservation efforts through innovation and technology. We believe new water saving products available through technological advancements and innovation should be available and made easily accessible to consumers worldwide.

Notation Labs, Inc. is currently engaged in research and development of a high quality, whole-house leak detection and prevention system. Featuring an automatic shutoff and smart-home technology, we believe this system is superior to any similar products being offered in the marketplace or known to be in development. The Qwel capabilities will include highly accurate ultrasonic flow detection combined with high-definition pressure measuring for the most effective solution available. The development and design work are  currently in progress under the supervision of senior engineers based in Scottsdale, Arizona.

Description of Products / Services

The leak prevention app and devices, to be offered under the brand name Qwel is a smart-home monitoring system with an assortment of features to protect a home from water damage and leaks. Once installed on a residence main water line, Qwel monitors the water system and calculates flow statistics and characteristics to determine if a leak or any other unusual/unexpected water usage occurs. If it detects an unusual event, the Qwel then shuts off the water to prevent damage and/or notifies the homeowner as appropriate.

Our app is being developed by a large software and integrated technologies developer and is expected to be available at launch offering multiple smart-home integrations. Customers will be provided with actionable alerts, usage data and control options, including device learning, and numerous critical data points, which is expected to result in a more convenient user experience than any other option on the market. The artificial intelligence that powers Notation’s devices is expected to work sufficiently for most users who are not interested in changing the default settings.

The Notation Labs’ devices to detect and prevent leaks in home plumbing systems are being designed with very high-volume manufacturability in mind. That is, the systems are being engineered to facilitate the manufacturing process in order to reduce manufacturing time and cost. Specifically, the system design will minimize the amount of manual labor and the number of assembly steps required.

The system is also being designed for industry leading reliability. The shutoff valve consisting of a motorized 1” stainless-steel ball-valve type, designed not only for durability and longevity, but for minimal pressure drop at high flows to be consistent with the rest of the fluid path. This helps ensure the Qwel device is suitable for use in settings with very high water demand. The low torque “three-piece” ball valve type is designed so that the center section and seals of the valve can be easily and safely replaced if needed.

Key Growth Strategies

Notation’s product is expected to be launched commercially during the fourth quarter of 2022 with contract manufacturing partner(s) based in the United States. We expect a strong reception in the wholesale plumbing distribution channel. Our efforts to support this launch strategy through the wholesale channel will be augmented with technology.

To date, we are not aware of any leak detection or prevention devices that have been available solely through wholesale distribution which we believe will benefit the company as it launches its planned suite of products. Notation’s sales and service training programs geared towards plumbers and contractors will be a primary focus point of the Company’s sales strategy.

Notation is employing several outside agencies to quickly release our user app, which will have features geared towards lead generation and marketing opportunities for home service companies which are intended to create addition sales for the company through the channel. We believe additional revenue streams will be available to us through in app sales and paid subscription services.

By leveraging both organic and paid marketing strategies, the Company intends to utilize social media outlets to further expand the market and create revenue by continually building an immersive and educational web experience at qwel.io.

We intend to pursue other strategic partnerships with insurance companies, water utilities, and other water and resource conservation-driven organizations.

In addition, we have determined that as part of our growth strategy, we will seek to partner with or acquire entities operating in various fields, with a bias towards green and “clean-tech” sectors which would be complementary to our product portfolio among our existing distribution relationships. Our management has experience in marketing, product launches, business development strategies, and certain other areas specific to the success of companies seeking to grow their presence in the wholesale network and increase sales among home service cand construction companies. We hope to target acquisition candidates with proprietary products and/or services geared toward environmental responsibility.

Industry Overview

We believe the combination of leak detection, prevention, and usage monitoring will continue to be an extremely valuable business in a rapidly growing market. The global market for water meters, quality sensors and leak detection systems should grow from $13.7 billion in 2019 to $17.4 billion by 2024 with a compound annual growth rate (CAGR) of 4.9% for the period of 2019-2024.

According to HomeAdvisor, it costs $375 to $600 to replace a main water-shutoff valve, while the average homeowner’s insurance claim from 2014 to 2018 was more than $10,000. Water leak detection devices can help reduce the frequency of water leak insurance claims by as much as 96% and severity by as much as 72% according to an industry study prepared by LexisNexis in 2020.

Our team expects to benefit shareholders through the development of intellectual property surrounding technology that we expect to revolutionize the way consumers benefit from the IoT offerings for smart homes. With several smaller water monitoring companies selling direct to consumers in a similar fashion, Notation Labs Management believes there is a strong benefit to entering the space with superior monitoring technology, garnering several industry leading innovations to the nascent leak detection and prevention space.

Our goal is not only to save consumers money on costly plumbing leaks, but to potentially save billions of gallons of water and positively impact the environment in the process. At any given time, 10 percent of homes have leaks that waste 90 gallons or more per day. Minor water leaks account for almost a trillion gallons of water every year. Simply fixing those leaks would save the average homeowner 10 percent or more on their water bills.

There are very few brands offering viable products in the leak prevention market for residential use. One such brand was purchased by a household name in plumbing product in a recently completed acquisition valued at nearly one hundred million dollars. In a similar transaction, a leak prevention brand was purchased by a global insurance underwriter. Although Flo by Moen, Phyn, StreamLabs, LeakSmart and Flo-Logic offer products for leak detection, prevention, and shutoff control, we currently believe there is no clear industry leader.

Customer Acquisition

We plan to sell our products to plumbing wholesale distributors and dealers. Their customers are typically industry professionals and homebuilders who generally favor wholesale distribution leaders such as Home Depot Pro, Ferguson, Hajoca, Hughes Supply, WinSupply, and regional plumbing wholesale distributors and showrooms. Professionals providing installation and construction services to consumers tend not to offer products sold at retail locations, instead preferring products sold exclusively through wholesale trade suppliers.

According to the Environmental Protection Agency, household leaks account for over 1 trillion gallons of water wasted every year. At an average cost of $6.01 per kilogallon, this wasted water adds over $6 billion to Americans’ utility bills annually, but the economic cost of leaks in homes goes beyond the water itself. We believe the best solution at hand is through the use of devices intended to detect, mitigate, or outright prevent damage caused by water leaks.

Water-related property damage is far more costly than damage from fires or burglaries, causing $13 billion in damage every year. Over half of all homeowners who experience a water leak spend at least $5,000 for clean-up and repairs, and 15% of leak incidents cost over $20,000. Recently, major insurance companies have begun touting the benefits of more actively protecting property and other assets from water damage to their customers.

It appears to be a problem that is well understood by many insurance companies and industry researchers, a growing number of which are beginning to offer incentives to customers who utilize such products.

The principal factor in mitigating leak-related property damage is how long it takes for the leak to be detected and repaired. A 2020 study showed that the installation of leak prevention devices with automatic shutoff reduced leak-related insurance claims by 96%. Despite overwhelming evidence that they are effective in preventing water damage, very few homeowners have a leak detection system of any kind installed in their homes today.

Target Markets

Notation intends to initially market its technology to contractors and distributors in the southern and western U.S. as management has experience cultivating key relationships among major service contractors and homebuilders in both high volume and custom homebuilders.

This area of the country also traditionally has the largest share of population growth and new housing starts, accounting for more than 70% of private residential starts according to government data. Additionally, the southern U.S., and specifically the southeastern U.S. has a substantial number of second homes which we believe are a good fit for Notation’s smart remotely controlled and monitored valves and sensors.

Distribution

Initially, we will be distributing our first product line throughout the U.S. using an existing network of plumbing and electrical wholesalers (distributors), manufacturers’ representatives and dealers. We believe that once the product has been launched, we will be able to partner with stakeholders in residential and commercial markets, including property management firms, insurance companies, and home service providers with a national footprint to rapidly expand awareness of Notation and our products in the U.S and Canada, followed shortly with international launches as production volume allows.

Initially sales in North America will be pursued through the following channels:

•Regional and national plumbing and electrical wholesalers (also called “distributors”);

•Plumbers and electricians; and,

•Custom and new home construction builders.

We will expand sales of the product further by marketing the product directly to consumers and to industry professionals using web-based campaigns that will connect them to installation professionals.

Competition

Leak Detection and Moisture Sensors

Existing technologies in the leak mitigation have historically been passive, localized alarms. More recently suppliers are incorporating better technologies utilizing wireless protocols to alert users of a potential leak while away from home. A vast majority of the systems were battery operated “pucks” that would simply alert customer of a potential problem without the ability to proactively stop water from leaking.

Leak Detection and Prevention with Automatic Shutoff

Newer offerings from competitors in the retail marketplace allow users to manage water shutoff on site or remote. Specifically, those with remote capabilities and apps are offered at retail and rely on customers to find local contractors to install the systems or to alter their plumbing to accommodate do-it-yourself installation. In general, we believe this often results in resistance to broad market adoption of leak prevention technology and has served as an on-going limitation for the product category.

Regulations Affecting Our Business

We expect to meet industry standards for all requirements related to security and privacy with respect to company technology and applications. Generally, we intend to utilize industry best practices to meet or exceed minimum requirements in this regard.

Likewise, we expect our devices and hardware will meet or exceed various governmental and regulatory requirements which may range from product safety and energy consumption to international and domestic building codes in the construction industry and building maintenance in both residential and commercial markets.

Licenses

To the extent our technology and devices require certain industry standards and third-party agency certifications to meet specific regulatory guidelines, we’ve incorporated the process to obtain such licensing and standards into our software and product development specifications and scheduled timelines. We expect this will help ensure rapid commercialization and broad market acceptance.

Research and Development

We have partnered with technology firms with a strong track record of launching mobile apps, designing SAAS as well as embedded systems, digital roadmaps and strategic planning. As we prepare to launch our proprietary smart home QWEL app, they are developing and incorporating a fluid and intuitive user experience and interface design which are planned to include in-app purchase options and eCommerce, which we expect will be integrated with artificial intelligence and device learning.

Our seasoned team of consulting engineers and contracted team of leading software and firmware incorporated into the QWEL prototypes have vast experience in systems integration and new product introductions with manufacturers in a variety of sectors. Together, they represent veteran research and development disciplines, including technical expertise in: electrical engineering, semiconductors, software, telecommunications, computers, business methods/e-commerce, energy efficiency, hand-held devices, hardware, automotive and medical devices, fiber optics, nanotechnology and MEMS, as well as the electro-mechanical and mechanical arts.

Intellectual Property

Upon completion of our brand development, we will regard substantial elements of our brands and underlying intellectual property as proprietary and attempt to protect them by relying on trademark, service mark and trade secret laws, restrictions on disclosure and transferring title and other methods.

Our plans are to actively pursue patent and trademark protection for all of our newly developed products, both domestically and abroad. We have identified novel and proprietary technologies related to our product line and the central focus of our patent counsel has been to work with our engineers to build a broad and defensible patent portfolio.

To date, we have filed and received a United States federal trademark registration for QWEL® and our logo design and have acquired several unique domain registrations reflective of our online marketing strategy, including www.Notationlabs.io and qwel.io.

Upon completion of our engineered prototype, we expect to file additional patents with additional patent applications with multiple claims related to advances in flow measurement, leak detection, and prevention technologies lending themselves to water damage avoidance and mitigation.

While there is no guarantee that we will be able to obtain a formal patent for our products, we intend to maintain certain trade secret protocols on an ongoing basis. Additionally, we will continue to protect our intellectual property through confidentiality agreements with vendors and consultants and trade secret protocols employed by employees, consultants, and contractors.

Suppliers / Technology

We expect to partner domestically with a low mix, low volume manufacturing firm experienced in systems integrations with value added services for our devices and hardware. We are in the final stages of selecting our initial contract manufacturing partner having extensive printed circuit board assembly (PCBA) capabilities, providing end-to-end solutions including final functional test services. As we transition from initial production, we intend for our devices to be manufactured at high volume with capabilities and minimum certifications encompassing the following:

•Electronics Manufacturing

•PCBA (Printed Circuit Board Assembly)

•NPI (New Product Introduction)

•HLA System Integration

•Repair Depot

•Box Build

•System Integration

•ISO 9001: 2015

•IPC-A-610 Class II and III

Employees

We currently have three full-time employees, including our officers, and one part-time employee. We expect to increase the number of employees to expand our sales and technical staff. We are using and will continue to use independent consultants and contractors to perform various professional services, including marketing, engineering, app development and other operational functions day-to-day. We believe that this use of third-party service providers may enhance our ability to contain operating and general expenses, and capital costs.

ITEM 1A. RISK FACTORS.

Any investment in the Company involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Registration Statement before making any decisions regarding the Company. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This Registration Statement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this Registration Statement.

Risks Related to Our Company and Our Business

We have a limited operating history, and our ability to generate revenue sufficient to support our operations is uncertain.

We were formed on August 28, 2020 and have only recently begun operations.  We have a limited operational history upon which you can evaluate our potential for future success. Additionally, we are subject to additional risks associated with early-stage businesses, many of which will be beyond our control. These risks include uncertainty about our ability to produce our revenues, our ability to limit our operational expenses, other operational difficulties, lack of sufficient capital, competition from more advanced companies selling similar services, and unanticipated problems, delays, and expenses relating to the implementation of our business plan. We cannot ensure that we will operate profitably in the future, or that we will have adequate working capital to meet our obligations as they become due.

We cannot guarantee successful development of our products or future sales of our products or services.

The Company’s business is focused on developing a leak detection and prevention system. We cannot guarantee that the production of our product will be successful or that our services will be accepted or attractive to customers. Our products and services may become less attractive compared to competing products and services, our business would be harmed.

Environmental laws and regulations may adversely affect our services.

While the Company will take steps to ensure compliance with environmental regulations, the Company may be subject to monetary fines, civil or criminal penalties, remediation, cleanup or stop orders, injunctions, orders to cease or suspend certain practices or denial of permits required for the installation and operation of its products. The outcome of any proceeding and associated costs and expenses could have a material adverse impact on our financial condition and results of operations. Interpretation or enforcement of existing laws and regulations, or the adoption of new laws and regulations, may require us to modify or curtail our operations or replace or upgrade its facilities or equipment at substantial cost, which we may not be able to pass on to our customers, and we may choose to indemnify our customers from any fines or penalties they may incur as a result of these new laws and regulations. On the other hand, if new laws and regulations are less stringent, it could decrease the need for our services or increase competition, which could adversely affect our results of operations.

We are subject to competing in highly competitive industries.

There are a substantial number of companies offering products that will compete directly and indirectly with the Company, many of which have significantly greater financial resources, higher revenues, and greater economies of scale than those of the Company. New alternative competitive technology may be developed in the future which will compete with the Company’s approach, and such competition from alternative products may already exist. The Company will attempt to distinguish itself from its competitors, but there can be no assurance that the Company will be able to penetrate the markets it is targeting for expansion. There is no assurance that the Company will compete successfully with existing or future competitors in these industries in either its current or new target markets.

We may incur significant debt to finance our operations.

There is no assurance that the Company will not incur debt in the future, that it will have sufficient funds to repay its indebtedness, or that the Company will not default on its debt, jeopardizing its business viability. Furthermore, the Company may not be able to borrow or raise additional capital in the future to meet the Company’s needs or to otherwise provide the capital necessary to conduct its business.

The Company is dependent on the performance of certain personnel.

The Company’s success depends substantially on the performance of its CEO, Michael Stebbins, and other key employees. Given the Company’s relatively early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel. Although the Company believes it will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect the Company’s ability to market, sell, and enhance its products. Employees are not currently devoting their full-time working efforts to the Company. The loss of one or more of its key employees or the Company’s inability to hire and retain other qualified employees, including but not limited to research and development staff, sales staff, field staff, and corporate office support staff, could have a material adverse effect on the Company’s business.

The Company has not established consistent methods for determining the consideration paid to management.

The consideration being paid by the Company to its officers and its subsidiary’s officers has not been determined based on arm’s length negotiation. While management believes that the current compensation arrangement is fair for the work being performed, there is no assurance that the consideration to management reflects the true market value of the services. Additionally, in the future, the Company may grant net profits interests to its executive officers in addition to stock options, which may further dilute shareholders’ ownership of the Company.

There is no guarantee that the Company will pay dividends to its shareholders.

The Company does not anticipate declaring and paying dividends to its shareholders in the near future. It is the Company’s current intention to apply net earnings, if any, in the foreseeable future to increasing its capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase the Shares. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of the Company’s Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Company’s Board of Directors.

Management cannot guarantee that its relationship with the Company does not create conflicts of interest.

The relationship of management and its affiliates to the Company could create conflicts of interest. While management has a fiduciary duty to the Company, it also determines its compensation from the Company. Management’s compensation from the Company has not been determined pursuant to arm’s-length negotiation.

The Company may sustain losses that cannot be recovered through insurance or other preventative measures.

There is no assurance that the Company will not incur uninsured liabilities and losses as a result of the conduct of its business. The Company plans to maintain comprehensive liability and property insurance at customary levels. The Company will also evaluate the availability and cost of business interruption insurance. However, should uninsured losses occur, the Shareholders could lose their invested capital.

We may be subject to liabilities and risks that are not readily identifiable at this time, including the threat of litigation.

There is no assurance that the Company will be able to pay all of its liabilities. Furthermore, the Company is always subject to the risk of litigation from customers, suppliers, employees, and others because of the nature of its business. Litigation can cause the Company to incur substantial expenses and, if cases are lost, judgments, and awards can add to the Company’s costs.

In the course of business, the Company may incur expenses beyond what was anticipated.

The Company may incur substantial cost overruns in the operations or production of its products.  Management is not obligated to contribute capital to the Company. Unanticipated costs may force the Company to obtain additional capital or financing from other sources, or may cause the Company to lose its entire investment in the Company if it is unable to obtain the additional funds necessary to implement its business plan. There is no assurance that the Company will be able to obtain sufficient capital to implement its business plan successfully. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of shareholder investment in the Company is diminished.

The Company may be subject to liens if it is unable to pay its debts.

If the Company fails to pay for materials and services for its business on a timely basis, the Company’s assets could be subject to materialman’s and mechanic’s liens. The Company may also be subject to lender liens in the event that it defaults on loans from its lenders.

The Company will rely on management to execute the business plan and manage the Company’s affairs.

Under applicable state corporate law and the By-Laws of the Company, the officers and directors of the Company have the power and authority to manage all aspects of the Company’s business. Shareholders must be willing to entrust all aspects of the Company’s business to its directors and executive officers.

There is no assurance the Company will always have adequate capital to conduct its business.

The Company will have limited capital available. If the Company’s entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then the Company’s financial condition, results of operations and business performance would be materially adversely affected.

The Company is required to indemnify its directors and officers.

The Company’s By-Laws provide that the Company will indemnify its officers and directors to the maximum extent permitted by Nevada law. If the Company were called upon to indemnify an officer or director, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Company’s business.

We May Fail to Maintain or Increase Our Competitiveness and Adapt Our Business Model to Rapid Changes in Environment-Related Businesses.

Our business is highly competitive and requires substantial human and capital resources and cutting-edge technical expertise in numerous areas. Large international companies, local niche companies and companies whose overheads or profitability requirements are lower than ours may serve each of the markets in which we compete. Accordingly, we must constantly strive to reduce our cost structure to remain competitive and convince potential customers of the quality and value of our services. Otherwise, we may suffer the loss of existing contracts or a substantial fall in profitability on contract renewals or no longer have access to new contracts. We may also need to develop new technologies and services or decrease our overhead in order to maintain or increase our competitive position.

The Company must protect its intellectual property.

We will rely on copyright, trademark, and other proprietary rights law to protect the intellectual property of our girl group and boy band projects. Our business is subject to the risk of third parties infringing on these intellectual property rights. We may need to pursue litigation to protect our intellectual property and that of our authorized licensors, which could result in substantial costs and divert resources.

The Company may be subject to claims that it infringed intellectual property rights of others, which could require the Company to change its business practices.

Successful claims that the Company infringes on the intellectual property rights of others could require the Company to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability, be prohibited preliminarily or permanently from further use of the intellectual property in question or require the Company to change its business practices to stop the infringing use, which could limit its ability to compete effectively. Even if the Company believes a claim of intellectual property infringement is without merit, defending against the claim can be time-consuming and costly and divert management’s attention and resources away from its businesses.

Risks Related to Our Securities

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies listed on the OTC Pink and other similarly-tiered quotation boards have been volatile in the past and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including the following, some of which are beyond our control:

•variations in our operating results;

•changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•changes in operating and stock price performance of other companies in our industry;

•additions or departures of key personnel; and

•future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock.

Our common shares may become thinly traded and you may be unable to sell at or near ask prices, or at all.

We cannot predict the extent to which an active public market for trading our common stock will be sustained. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who generate or influence sales volume. Even if we came to the attention of such persons, those persons tend to be risk-averse and may be reluctant to follow, purchase, or recommend the purchase of shares of an unproven company such as ours until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company, which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on brokers-dealers who sell our securities. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement prior from you to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Volatility in our common share price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility as compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

Our business is subject to changing regulations related to corporate governance and public disclosure that have increased both our costs and the risk of noncompliance.

Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC

and FINRA, have issued requirements and regulations and continue to develop additional regulations and requirements in response to corporate scandals and laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities. Because new and modified laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

Sales of our currently issued and outstanding stock may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock.

A majority of the outstanding shares of our common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) (“Rule 144”). As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that one year following a company filing Form 10 information with the SEC to that effect, a non-affiliate who has held restricted securities for a period of at least six months may sell their shares of common stock. Under Rule 144, affiliates who have held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

Our preferred stock could be issued to inhibit potential investors or delay or prevent a change of control that may favor you.

Some of the provisions of our certificate of incorporation, our bylaws and Nevada law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•that a broker or dealer approve a person’s account for transactions in penny stocks; and

•the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•obtain financial information and investment experience objectives of the person; and

•make a reasonable determination that the transaction in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•sets forth the basis on which the broker or dealer made the suitability determination; and

•that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

ITEM 2. FINANCIAL INFORMATION.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements in this Report constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words “believe”, “expect”, “anticipate”, “intend” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Results of Operations for the Three and Nine Months Ended September 30, 2021 and 2020

Revenues

We earned revenues of $0 for the three and nine months ended September 30, 2021, as compared with $0 for the same period ended September 30, 2020.

Operating Expenses

Operating expenses increased from $825 for three and nine months ended September 30, 2020 to $302,180 three and nine months September 30, 2021. The main reason for the increase was due to additional spend on professional fees and research and development.

We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to administrative and operating costs associated with our business activities and the professional fees associated with our reporting obligations.

Net Loss

We incurred a net loss of $302,180 for three and nine months ended September 30, 2021, compared to a net loss of $825 for the same periods ended September 30, 2020.

Results of Operations for the Year Ended December 31, 2020

Revenues

We earned revenues of $0 for the year ended December 31, 2020.

Operating Expenses

Operating expenses was $825 for the year ended December 31, 2020.

Net Loss

We incurred a net loss of $825 for the year ended December 31, 2020.

Liquidity and Capital Resources

As of September 30, 2021, we had total current assets of $59,260 and total current liabilities of $361,440. We had working capital deficit of $302,180 as of September 30, 2021, as compared with a working capital deficit of $0 as of December 31, 2020.

Net cash used in operating activities was $77,180 in for the nine months ended September 30, 2021, as compared with $825 in cash for the same period ended 2020. Our net losses were the main contributing factor to our negative operating cash flows.

Net cash used in operating activities was $825 in for the year ended December 31, 2020. Our net losses were the main contributing factor to our negative operating cash flows.

Net cash used in investing activities was $225,000 in for the nine months ended September 30, 2021, as compared with $0 in cash for the same period ended 2020. Notes receivable to related party was the primary factor for the use of cash.

Net cash used in investing activities was $0 in for the year ended December 31, 2020.

Financing activities provided $361,440 in cash for the nine months ended September 30, 2021, as compared with $0 in cash provided for the same period ended 2020. Cash provided by financing activities was primarily a result of cash received from royalty agreements.

Financing activities provided $825 in cash for the year ended December 31, 2020. Cash provided by financing activities was primarily a result of cash received from related parties.

Going Concern

Management evaluated all relevant conditions and events that are reasonably known or reasonably knowable, in the aggregate, as of the date the financial statements are issued and determined that substantial doubt exists about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. The Company has not generated sufficient revenues from product sales to provide sufficient cash flows to enable the Company to finance its operations internally. As of September 30, 2021, the Company had $59,260 cash on hand. At September 30, 2021 the Company has an accumulated deficit of $303,005. For the nine month ended September 30, 2021, the Company had a net loss of $302,180, and cash used in operations of $77,180. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date of filing.

Over the next twelve months management plans raise additional capital and to invest its working capital resources in sales and marketing in order to increase the distribution and demand for its products. If the Company fails to generate sufficient revenue and obtain additional capital to continue at its expected level of operations, the Company may be forced to scale back or discontinue its sales and marketing efforts. However, there is no guarantee the Company will generate sufficient revenues or raise capital to continue operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

ITEM 3. PROPERTIES.

Our corporate headquarters is currently located at 14646 North Kierland Blvd., Suite 270, Scottsdale, Arizona 85254 consisting of 2,500 square feet of leased corporate office space. Our leased research and development laboratory consists of approximately 1,700 feet located at 15953 North Greenway Hayden Loop, Suite J, Scottsdale, Arizona 85260.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth, as of February 24, 2022, certain information concerning the beneficial ownership of our capital stock by:

•Each stockholder known to us to own beneficially 5% or more of any class of our outstanding stock;

•Each director

•Each named executive officer (“Named Executive Officer”);

•All of our executive officers and directors as a group; and

•Each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our capital stock. Except as otherwise noted, we believe the persons in this table have sole voting and investing power with respect to all of the share of our capital stock beneficially owned by them, subject to community property laws, where applicable.

The following table sets forth information, to the best of our knowledge, about the beneficial ownership of our common stock on February 24, 2022 relating to the beneficial ownership of our common stock by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers. The percentage of beneficial ownership for the following table is based on 13,054,712 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after February 24, 2022, pursuant to options, warrants, conversion privileges or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Management, Directors and Certain Beneficial Owners

Title of Class	Name of Beneficial Owner(1)	Number Of Shares	Percent Beneficially Owned
Common	Robertson James Orr - Director	291,386	2.23%
Common	Michael Stebbins - CEO and President and Director(2)	4,422,315	33.88%
Common	Michael Fouts	186,992	1.43%
	All Directors, Officers and Principal Stockholders as a Group	4,870,872	37.54%
Common	Built Right Holdings, LLC(3)	4,813,438	36.87%

1.As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to Common Stock (i.e., the power to dispose of, or to direct the disposition of, a security).

2.Of the total shares of Common Stock owned or controlled by Mr. Stebbins, 10,938 shares are held by White Isle Holdings, Inc., 469 shares are held by Core Financial Companies LLC and 4,250,000 shares are held by Level Point Corp.

3.These shares are owned directly by Built Right Holdings, LLC, an Arizona limited liability company, and Rodney Cullum may be deemed to have an indirect interest in these securities as the manager of Built Right Holdings, LLC.

Unless otherwise indicated, the address of each individual is c/o 14646 N. Kierland Blvd. Suite 270, Scottsdale AZ 85254

Changes in Control

There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Unless otherwise indicated, the address of each individual is c/o 14646 N. Kierland Blvd. Suite 270, Scottsdale AZ 85254

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers. Unless otherwise indicated, the address of each person listed is c/o Notation Labs, Inc., 14646 North Kierland Blvd., Suite 270, Scottsdale, AZ 85254.

Name and Business Address	Age	Position
Michael Stebbins	39	CEO and Director
Robertson Orr	46	Director
Mick Fouts	54	Chief Strategy Officer

Michael Stebbins, Chairman and CEO

Michael is committed to building Qwel into a dynamic brand known for quality and innovation. As Founder and President of Trutankless, Inc., Michael was directly involved in the day to day operations of the company, from business development and strategic decision making to overseeing sales and marketing as well as new product development. Michael lead the design team that created the award-winning trutankless water heater, which resulted in a series of advancements that were novel to the water heater business. Mr. Stebbins still serves as CEO and as a director on the Board of Directors for Trutankless, Inc., a publicly traded company (OTC:TKLS).

Robertson Orr, Co-Founder and Executive Director

An energetic serial entrepreneur, Mr. Orr brings a wealth of strategic business development knowledge and expertise to Qwel. In 1998, Mr. Orr became a founding partner of bluemedia, Inc., one of the nation’s leading signage and large-format graphics companies headquartered in Tempe, Arizona where he lead the company’s acquisition efforts including the development and management of its key partnerships with notable clients such as the NFL, MLB and NBA. Mr. Orr also serves as Chairman of the Board of Directors for Trutankless, Inc., a publicly traded company (OTC:TKLS)

Mick Fouts, Chief Strategy Officer

As a true entrepreneur and seasoned business leader, Mr. Fouts brings with him over 25 years of business experience in the fields of business development, consulting, sales, and marketing in a diverse range of companies and sectors In addition to his position of Chief Strategy Officer at Qwel, he holds a seat on the Board of Directors.

Board Composition

Our bylaws provide that the Board of Directors shall consist of one or more members. Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the Board of Directors, for a term of one year and until the successor is elected at the annual meeting of the Board of Directors and is qualified.

Significant Employees

Other than the above-named officers and directors, we have 3 full-time employees whose services are materially significant to our business and operations.

Family Relationships

There are no familial relationships among any of our officers or directors. Mr. Stebbins and Mr. Orr are directors or officers are in other reporting companies. The Company is not aware of any proceedings to which any of the Company‚ officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company‚ subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Involvement in Legal Proceedings

During the past ten years, none of our present or former directors, executive officers or persons nominated to become directors or executive officers:

•have been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•have been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•have been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•have been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or have been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

ITEM 6. EXECUTIVE COMPENSATION.

Summary Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended December 31, 2020:

Compensation Table for Executives

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)

Michael Stebbins(1)	2020	-	-	-	-	-	-	-
President

Employment Agreements

In October 2021, the Company signed an agreement with Level Point Corp., a corporation controlled by Michael Stebbins, to receive $20,000 per month payments for consulting services rendered to the Company

Compensation of Directors

Summary Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named Directors for all services rendered in all capacities to our company, or any of its subsidiaries, for the year ended December 31, 2021:

Compensation Table for Directors

Name & Principal Position	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in pension value and nonqualified deferred compensation earnings	All Other Compensation	Total ($)

Michael Stebbins	-	-	-	-	-	-	-

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions with Related Persons

None

Policies and Procedures for Related-Party Transactions

Our Company does not have any formal written policies or procedures for related party transactions, however in practice, our Board of Directors reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest and adherence to standards of business conduct. We have no independent directors on our Board of Directors.

Promoters and Certain Control Person

During the past five fiscal years, we have not had any promoters at any time.

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system which has a requirement that a majority of directors be independent. Our board of directors has undertaken a review of the independence of each director by the standards for director independence set forth in the NASDAQ Marketplace Rules. Under these rules, a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. Our board of directors has determined that the Company does not have any independent directors.

ITEM 8. LEGAL PROCEEDINGS.

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

There is no established public trading market in our common stock. Our common stock is not listed for trading on any national securities exchange nor are bid or asked quotations reported in any over-the-counter quotation service.

Shares of our common stock that are restricted securities will be eligible for resale in compliance with Rule 144 of the Securities Act, subject to the requirements described below. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration, such as Rule 144. Below is a summary of the requirements for sales of our common stock pursuant to Rule 144, after the effectiveness of this Registration Statement.

For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our shares of common stock held longer than six months, but less than one year, will be subject only to the current public information requirement and can be sold under Rule 144 beginning 90 days after the effectiveness of this Registration Statement without restriction. A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Beginning 90 days after the effectiveness of this Registration Statement, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, will generally be entitled to sell within any three-month period a number of shares that does not exceed one percent of the number of shares of our common stock then outstanding. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Persons who may be deemed to be our affiliates generally include individuals or entities that control, or are controlled by, or are under common control with, us and may include our directors and officers, as well as our significant stockholders.

We have no agreement with any security holder to register under the Securities Act for sale any shares of our common stock.

Holders

As of February 24, 2022, we had 13,054,712 shares outstanding with 473 of shareholders of record.

Dividends

We have not paid any cash dividends on our common stock to date and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. It is the present intention of our management to utilize all available funds for the development of our business.

Securities Authorized for Issuance under Equity Compensation Plans

None.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

On October 15, 2021, the Board of Directors of our parent company Trutankless, Inc. authorized a plan to Spin-Off the Company, by means of a pro rata distribution of shares of common stock of the Company to all of the holders of shares of common stock of Trutankless, Inc.  Pursuant to the Spin-Off and the pro rata distribution of shares of common stock of the Company, 5,054,712 shares of common stock were issued. Additionally on February 9th, 2022, the Company issued 4,000,000 to Built Right Holdings, LLC, an entity controlled by Rodney Cullum, and 4,000,000 to Level Point Corp., an entity controlled by our CEO and director, Michael Stebbins on February 16th, 2022.

The above referenced shares were issued in reliance on an exemption from registration under the Securities Act of 1933 set forth in Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder as the transaction did not involve a public offering and there was no general solicitation.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, which has been filed as an exhibit to this registration statement.

Our authorized capital stock consists of 110,000,000 shares, of which 100,000,000 are shares of Common Stock, $0.001 par value (“Common Stock”), and 10,000,000 are shares of Preferred Stock, $0.001 par value (“Preferred Stock”).

Common Stock

This registration statement on Form 10 is to register shares of our common stock. We are authorized to issue 100,000,000 shares of common stock, par value $0.001, of which 13,054,712 shares are issued and outstanding as of February 24, 2022. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

The Company has retained the services Pacific Stock Transfer Corp. as its transfer agent.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company's Bylaws and Articles of Incorporation provide that we shall, to the full extent permitted by the Nevada General Business Corporation Law, as amended from time to time (the “Nevada Corporate Law”), indemnify all of our directors and officers. Section 78.7502 of the Nevada Corporate Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful.

Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnity has met the applicable standard of conduct. Under our Bylaws and Articles of Incorporation, the indemnity is presumed to be entitled to indemnification and we have the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which such officer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Set forth below is an index to our financial statements and notes are attached to this Registration Statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Notation Labs, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Notation Labs, Inc. (the Company) as of December 31, 2020 and the related statement of operations, stockholders’ deficit, and cash flow for the period from August 28, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for flows for the period from August 28, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had insufficient revenues to provide sufficient cash flows to enable the Company to finance its operations internally, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

As discussed in Note 2, the Company had a going concern insufficient revenues to provide sufficient cash flows to enable the Company to finance its operations internally. Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate.

We evaluated the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2021.

Houston, Texas

March 10, 2022

NOTATION LABS, INC

BALANCE SHEET

December 31, 2020
ASSETS
Current assets
Cash	$-
Total current assets

Total assets	-

LIABILITIES AND STOCKHOLDERS' DEFICIT

Total liabilities	-

Commitments and Contingencies (Note 5)

Stockholders' deficit

Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2020
Common stock, $0.001 par value, 100,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2020
Additional paid in capital	825
Accumulated deficit	(825)
Total stockholders' deficit	-

Total liabilities and stockholders' deficit	$--

The accompanying notes are an integral part of these financial statements.

NOTATION LABS, INC

STATEMENTS OF OPERATIONS

For the period from inception (August 28, 2020) thorough December 31, 2020

Revenue	$-

Cost of goods sold	-

Gross profit	-

Operating expenses
General and administrative	825
Total operating expenses	825

Loss from operations	(825)

Net loss before tax provision	(825)
Tax provision	-
Net loss	$(825)

Net loss per common share - basic and diluted	-

Weighted average number of common shares outstanding - basic and diluted	-

The accompanying notes are an integral part of these financial statements.

NOTATION LABS, INC

STATEMENT OF STOCKHOLDERS' DEFICIT

								Total
	Preferred Stock		Common Stock		Additional	Subscriptions	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Payable	Deficit	Deficit
Balance, Inception (August 28, 2020)	-	-	-	-	-	-	-	-
Contributed capital	-	-	-	-	825	-	-	825
Net loss	-	-	-	-	-	-	(825)	(825)
Balance, December 31, 2020	-	-	-	-	825	-	(825)	-

The accompanying notes are an integral part of these financial statements.

NOTATION LABS, INC

STATEMENT OF CASH FLOWS

For the period from inception (August 28, 2020) thorough December 31, 2020

Cash Flows from Operating Activities
Net loss	$(825)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities
Net cash used in operating activities	(825)

Cash Flows from Financing Activities:
Contributed capital	825
Net cash provided by financing activities	825

Net increase in cash	-

Cash, beginning of period	-

Cash, end of period	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-
Cash paid for taxes	$-

The accompanying notes are an integral part of these financial statements.

NOTATION LABS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated in August 2020 under the laws of the State of Nevada.The Company is currently developing a leak detection and prevention device offering superior protection against leaks, water damage, and providing waste mitigation in residential and commercial buildings.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Stock-based compensation

The Company records stock based compensation in accordance with the guidance in ASC Topic 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award. The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC 718-10. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable.

Income Taxes

The Company’s calculation of its tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. The Company recognizes tax liabilities for uncertain tax positions based on management’s estimate of whether it is more likely than not that additional taxes will be required. The Company had no uncertain tax positions as of December 31, 2020.

Deferred income taxes are recognized in the financial statements for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, differences in depreciation methods of archived images, and property and equipment, stock-based and other compensation, and other accrued expenses. A valuation allowance is established when it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability for U.S., or the various state jurisdictions, may be materially different from management’s estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities. Interest and penalties are included in tax expense.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operation in the provision for income taxes. As of December 31, 2020, the Company had no accrued interest or penalties related to uncertain tax positions.

Earnings per share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Revenue recognition

We recognize revenue in accordance with ASC 606, Revenue From Contracts with Customers, which requires that five basic criteria be met before revenue can be recognized: (i) identify the contract with the customer; (ii) identity the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue when or as the entity satisfied a performance obligation.

Revenue recognition occurs at the time the product is shipped to customers, when control transfers to customers, provided there are no material remaining performance obligations required of the Company or any matters of customer acceptance. We only record revenue when collectability is probable.

Fair value of financial instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of December 31, 2020 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable to related parties approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at December 31, 2020.

Recent Accounting Pronouncements

During the year ended December 31, 2020, the FASB (Financial Accounting Standards Board) issued various Accounting Standards Updates relating to the treatment and recording of certain accounting transactions. Management has determined that these recent accounting pronouncements will have no impact on the financial statements of Notation Labs Inc.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Management evaluated all relevant conditions and events that are reasonably known or reasonably knowable, in the aggregate, as of the date the financial statements are issued and determined that substantial doubt exists about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. The Company has not generated sufficient revenues from product sales to provide sufficient cash flows to enable the Company to finance its operations internally. As of December 31, 2020, the Company had $0 cash on hand. At December 31, 2020 the Company has an accumulated deficit of $825. For the year ended December 31, 2020, the Company had a net loss of $825, and cash used in operations of $825. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date of filing.

Over the next twelve months management plans raise additional capital and to invest its working capital resources in sales and marketing in order to increase the distribution and demand for its products. If the Company fails to generate sufficient revenue and obtain additional capital to continue at its expected level of operations, the Company may be forced to scale back or discontinue its sales and marketing efforts. However, there is no guarantee the Company will generate sufficient revenues or raise capital to continue operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recorded the valuation allowance due to the uncertainty of future realization of federal and state net operating loss carryforwards. The deferred income tax assets are comprised of the following at December 31, 2020:

2020
Deferred income tax assets:	$173
Valuation allowance	(173)
Net deferred tax asset	$-

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31, 2020:

2020
Effective Tax Rate Reconciliation:
Federal statutory tax rate	21.0%
State taxes, net of federal benefit	0.0%
Change in valuation allowance	(21.0)%
Effective tax rate	0.0%

As of December 31, 2020, the Company had net operating loss carryforwards of approximately $825 and net operating loss carryforwards expire in 2021 through 2030. The current year’s net operating loss will carryforward indefinitely, limited to 80% of the current year taxable income.

The current income tax benefit of $173 generated for the year ended December 31, 2020 was offset by an equal increase in the valuation allowance. The valuation allowance was increased due to uncertainties as to the Company’s ability to generate sufficient taxable income to utilize the net operating loss carryforwards which is the only significant component of deferred taxes.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. As of December 31, 2020, the Company has no unrecognized uncertain tax positions, including interest and penalties.

NOTE 4 - STOCKHOLDERS’ EQUITY

The Company is authorized to issue 10,000,000 shares of it $0.001 par value preferred stock and 100,000,000 shares of its $0.001 par value common stock. As of December 31, 2020 there were 0 and 0 shares of Common and Preferred Stock outstanding, respectively.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

NOTE 6 - SUBSEQUENT EVENT

Subsequent to year end, the Company raised $340,000, through the sale of Royalty Agreements.

On September 3, 2021, the Company entered into a $150,000, 12% grid note payable that is due 30 days upon demand. As of the nine months ended September 30, 2021, the Company has received advances under the note of $21,340.

On October 1, 2021, the Company entered into an agreement with a Company controlled by its sole officer for consulting services. As consideration the Company paid a $50,000 signing bonus, 4,000,000 shares of common stock, and agreed to make $20,000 monthly cash payment for a period of 24 months or until the agreement is cancelled by either party.

On October 14, 2021, the Company issued a promissory note payable for proceeds up to $500,000 to a related party. The note carries no interest and is due upon 30 days of demand of the noteholder. As of the date of filing the Company has received $400,000 under the note.  On January 4, 2022, the note was amended to include a conversion price of $0.30 per share and the note was converted into 1,333,333 share of common stock.

On October 12, 2021, the Company designated 10,000 shares of its Preferred Stock as Series A. On the same day the Company issued 10,000 shares of Series A Preferred Stock.

On December 10, 2021, our parent company Trutankless, Inc authorized a Spin-Off of the Company, through the pro rata distribution of shares of common stock of the Company to all of the holders of shares of common stock of the Trutankless.

On January 4, 2022, the Company issued 2,666,667 shares of Company stock for $800,000. The cash is to be funded a predetermined funding schedule. As of the date of filing the Company has received $375,000.

As of March 9th, the company has received $175,000 in proceeds from investors resulting in a stock payable of 140,000 shares.

NOTATION LABS, INC

CONDENSED BALANCE SHEET

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$59,260	$-
Note receivable - related party - net of allowance	-	-
Total current assets	59,260

Total assets	$59,260	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Due to related party	100	-
Notes payable - related party	21,340	-
Royalty liability	340,000	-
Total current liabilities	361,440

Total liabilities	361,440	-

Commitments and Contingencies (Note 6)

Stockholders' deficit

Preferred stock, $0.001 par value, 100,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2021	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2021	-
Additional paid in capital	825	825
Accumulated deficit	(303,005)	(825)
Total stockholders' deficit	(302,180)	-

Total liabilities and stockholders' deficit	$59,260	$--

The accompanying notes are an integral part of these financial statements.

NOTATION LABS, INC

CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020

Revenue	$-	$-	$-	$-

Cost of goods sold	-	-	-	-

Gross profit	-	-	-	-

Operating expenses
General and administrative	228,813	825	228,813	825
Research and development	9,254	-	9,254	-
Professional fees	64,113	-	64,113	-
Total operating expenses	302,180	825	302,180	825

Loss from operations	(302,180)	(825)	(302,180)	(825)

Net loss before tax provision	(302,180)	(825)	(302,180)	(825)
Tax provision	-	-	-	-
Net loss	$(302,180)	$(825)	$(302,180)	$(825)

Net loss per common share - basic and diluted	-	-	-	-

Weighted average number of common shares outstanding - basic and diluted	-	-	-	-

The accompanying notes are an integral part of these financial statements.

NOTATION LABS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS' DEFICIT

(Unaudited)

					Additional			Total
	Preferred Stock		Common Stock		Paid-in	Subscriptions	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Deficit
Balance, December 31, 2020	-	-	-	-	825	-	(825)	-

Net loss	-	-	-	-	-	-	(302,180)	(302,180)
Balance, September 30, 2021	-	-	-	-	825	-	(303,005)	(302,180)

Balance, Inception (August 28, 2020)	-	-	-	-	-	-	-	-
Contributed capital	-	-	-	-	825	-	-	825
Net loss	-	-	-	-	-	-	(825)	(825)
Balance, September 30, 2020	-	-	-	-	825	-	(825)	-

The accompanying notes are an integral part of these financial statements.

NOTATION LABS, INC

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the nine months ended September 30,
	2021	2020
Cash Flows from Operating Activities
Net loss	$(302,180)	$(825)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of note receivable	225,000	-
Changes in assets and liabilities
Net cash used in operating activities	(77,180)	(825)

Cash Flows from Investing Activities:
Note receivable - related party	(225,000)
Net cash used in investing activities	(225,000)	-

Cash Flows from Financing Activities:
Due from related party	100	-
Proceeds from notes payable - related party	21,340	-
Proceeds from royalty liability	340,000	-
Net cash provided by financing activities	361,440	-

Net increase in cash	59,260	(825)

Cash, beginning of period	-	-

Cash, end of period	$59,260	$(825)

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

NOTATION LABS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated in August 2020 under the laws of the State of Nevada. The Company is currently developing a leak detection and prevention device offering superior protection against leaks, water damage, and providing waste mitigation in residential and commercial buildings.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Stock-based compensation

The Company records stock based compensation in accordance with the guidance in ASC Topic 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award. The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC 718-10. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable.

Income Taxes

The Company’s calculation of its tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. The Company recognizes tax liabilities for uncertain tax positions based on management’s estimate of whether it is more likely than not that additional taxes will be required. The Company had no uncertain tax positions as of September 30, 2021.

Deferred income taxes are recognized in the financial statements for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, differences in depreciation methods of archived images, and property and equipment, stock-based and other compensation, and other accrued expenses. A valuation allowance is established when it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability for U.S., or the various state jurisdictions, may be materially different from management’s estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities. Interest and penalties are included in tax expense.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operation in the provision for income taxes. As of September 30, 2021, the Company had no accrued interest or penalties related to uncertain tax positions.

Earnings per share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Revenue recognition

We recognize revenue in accordance with ASC 606, Revenue From Contracts with Customers, which requires that five basic criteria be met before revenue can be recognized: (i) identify the contract with the customer; (ii) identity the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue when or as the entity satisfied a performance obligation.

Revenue recognition occurs at the time the product is shipped to customers, when control transfers to customers, provided there are no material remaining performance obligations required of the Company or any matters of customer acceptance. We only record revenue when collectability is probable.

Fair value of financial instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of September 30, 2021 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable to related parties approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at September 30, 2021.

Recent Accounting Pronouncements

During the year ended September 30, 2021, the FASB (Financial Accounting Standards Board) issued various Accounting Standards Updates relating to the treatment and recording of certain accounting transactions. Management has determined that these recent accounting pronouncements will have no impact on the financial statements of Notation Labs Inc.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Management evaluated all relevant conditions and events that are reasonably known or reasonably knowable, in the aggregate, as of the date the financial statements are issued and determined that substantial doubt exists about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. The Company has not generated sufficient revenues from product sales to provide sufficient cash flows to enable the Company to finance its operations internally. As of September 30, 2021, the Company had $59,260 cash on hand. At September 30, 2021 the Company has an accumulated deficit of $303,005. For the nine month ended September 30, 2021, the Company had a net loss of $302,180, and cash used in operations of $77,180. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date of filing.

Over the next twelve months management plans raise additional capital and to invest its working capital resources in sales and marketing in order to increase the distribution and demand for its products. If the Company fails to generate sufficient revenue and obtain additional capital to continue at its expected level of operations, the Company may be forced to scale back or discontinue its sales and marketing efforts. However, there is no guarantee the Company will generate sufficient revenues or raise capital to continue operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - RELATED PARTY TRANSACTIONS

On September 1, 2021, the Company entered into a $500,000, 10% grid note receivable with its parent company that is due 30 days upon demand. As of the nine months ended September 30, 2021, the Company has issued advances under the note of $225,000. The Company analyzed the note receivable for impairment and has booked an allowance for the balance of $225,000 as of September 30, 2021 due to the Company’s uncertainty of the payments.

NOTE 4 - ROYALTY AGREEMENT

During the nine months ended September 30, 2021, the Company issued multiple Royalty agreements in which it offered either 25% of the prospective gross margin of the Company’s leak detection device or $20 per product sold when developed, for a period of 7 years, for a total investment of $2,000,000. Once earned, the Royalty payments are due within 45 days after the end of each semi-annual reporting period. Each royalty agreement is redeemable at the option of the Company for the greater of 250% of the original subscription price per unit purchased or 5 times the amount of the Royalty payments during the previous reporting period.  As of the September 30, 2021, the Company has raised a total of $340,000 in which the investors will receive a pro rata share amounting to 4.25% of the prospective gross margin or $3.40 per product sold  under these agreements all to common shareholders of the Company’s parent company.

NOTE 5 - NOTE PAYABLE - RELATED PARTY

On September 3, 2021, the Company entered into a $150,000, 12% grid note payable with a related party that is due 30 days upon demand. As of the nine months ended September 30, 2021, the Company has received advances under the note of $21,340.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

NOTE 7 - STOCKHOLDERS’ EQUITY

The Company is authorized to issue 10,000,000 shares of it $0.001 par value preferred stock and 100,000,000 shares of its $0.001 par value common stock. As of September 30, 2021 there were 0 and 0 shares of Common and Preferred Stock outstanding, respectively.

NOTE 8 - SUBSEQUENT EVENT

Subsequent to year end, the Company loaned an additional $17,500 under a certain related party note receivable issued on September 30, 2021.

On October 1, 2021, the Company entered into an agreement with a Company controlled by its sole officer for consulting services. As consideration the Company paid a $50,000 signing bonus, 4,000,000 shares of common stock, and agreed to make $20,000 monthly cash payment for a period of 24 months or until the agreement is cancelled by either party.

On October 14, 2021, the Company issued a promissory note payable for proceeds up to $500,000 to a related party. The note carries no interest and is due upon 30 days of demand of the noteholder. As of the date of filing the Company has received $400,000 under the note. On January 4, 2022, the note was amended to include a conversion price of $0.30 per share and the note was converted into 1,333,333 share of common stock.

On October 12, 2021, the Company designated 10,000 shares of its Preferred Stock as Series A. On the same day the Company issued 10,000 shares of Series A Preferred Stock.

On December 10, 2021, our parent company Trutankless, Inc authorized a Spin-Off of the Company, through the pro rata distribution of shares of common stock of the Company to all of the holders of shares of common stock of the Trutankless.

On January 4, 2022, the Company issued 2,666,667 shares of Company stock for $800,000. The cash is to be funded a predetermined funding schedule. As of the date of filing the Company has received $375,000.

As of March 9th, the company has received $175,000 in proceeds from investors resulting in a stock payable of 140,000 shares.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There are not and have not been any disagreements between us and our accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements.

The financial statements included in this Registration Statement on Form 10 are listed in Item 13.

(b) Exhibits.

Exhibit Number	Description
3.1	Certificate of Incorporation
3.2	By-Laws

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 10, 2022.

Notation Labs, Inc.

By:	/s/ Michael Stebbins
Name:	Michael Stebbins
Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Michael Stebbins
Name:	Michael Stebbins
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)